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                                                                    EXHIBIT 11.1

                                   REMEC, INC.

                   STATEMENT RE: COMPUTATION OF PER SHARE DATA
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                       YEARS ENDED JANUARY 31,
                                                     1995       1996       1997
                                                    ------     ------     ------

Net income ....................................     $2,532     $2,156     $4,870
                                                    ======     ======     ======

Average common shares outstanding .............      5,545      5,517      8,942
Adjustments to reflect requirements of the
    Securities and Exchange Commission
    (Effect of SAB 83) ........................         44         44         --

Effect of assumed conversion of preferred
    shares from date of issuance ..............      1,078      1,078         --

Effect of common stock equivalents ............         --         --         97
                                                    ------     ------     ------
Adjusted shares outstanding ...................      6,667      6,639      9,039
                                                    ======     ======     ======
Net income per share reflecting requirements
    of the Securities and Exchange Commission .     $ 0.38     $ 0.32     $ 0.54
                                                    ======     ======     ======
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